EXHIBIT 2
                                AMENDMENT TO
                              RIGHTS AGREEMENT
                                   BETWEEN
                            ZURN INDUSTRIES, INC.
                                     and
                            SOCIETY NATIONAL BANK



      This Amendment, dated March 15, 1996, to the Rights Agreement, dated as of May 19, 1986, as amended and restated as of June 28, 1995 (the "Rights Agreement"), by and between Zurn Industries, Inc. (the "Company") and Society National Bank, as Rights Agent:

                                 WITNESSETH:

      WHEREAS, an ambiguity and inconsistency in the Rights Agreement exists in that the Form of Right Certificate, attached as Exhibit B to the Rights Agreement, sets May 28, 1996, as the expiration date of the Rights, the Summary of Rights, attached as Exhibit C to the Rights Agreement, which is the communication which was sent to shareholders, announces the expiration date of the Rights as of May 28, 1996, and the filing with the Securities and Exchange Commission on Form 8-A/A dated June 27, 1995, and the Listing Application with the New York Stock Exchange (as amended) both reflect an expiration date of May 28, 1996, but Section 7(a) of the Rights Agreement defines the Final Expiration Date as March 16, 1996; and

      WHEREAS, from its inception, the Rights Agreement had been intended by the Company to be a plan which would have a duration of ten years from the Record Date of May 29, 1986, and the Summary of Rights which had been mailed to shareholders had set forth the proper expiration date of the Rights, i.e. May 28, 1996, and the notes to the Company's financial statements as contained in its Annual Report sent to shareholders in each year since the adoption of the Rights Plan has consistently stated that the Rights expired in May of 1996; and

      WHEREAS, pursuant to Section 26 of the Rights Agreement, this Amendment is for the purpose of correcting the ambiguity and inconsistency referred to above and several other typographical errors.

      NOW, THEREFORE, the Rights Agreement is hereby amended in the following respects:

      1. In lieu of the date of March 16, 1996, contained in Section 7(a) of the Rights Plan as the Final Expiration Date, there shall be substituted the date "May 28, 1996".

      2. The subsection (iii) identifier at the beginning of Section 11(a)
         (ii) (B) of the Rights Agreement is deleted, and the subsection (iv) identifier in the next succeeding subsection is changed to (iii).


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      WITNESS, the due execution hereof as of the day and year first above written.


ATTEST:                                         ZURN INDUSTRIES, INC.


/s/ Patricia M. Mayer                           BY: /s/ Dennis Haines



ATTEST:                                         SOCIETY NATIONAL BANK


/s/ B. William Bedy                             BY: /s/ Kathryn M. Gallagher






































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